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                                Contact:  Freeman A. Lyle, Executive Vice
                                          President and Chief Financial Officer
                                          (310) 887-6400

FOR RELEASE MONDAY MARCH 15, 1999

KENNEDY-WILSON, INC. ANNOUNCES PROPOSED SECONDARY OFFERING OF COMMON STOCK

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BEVERLY HILLS, CA - Kennedy-Wilson, Inc. (NASDAQ: KWIC), an international real estate services and investment company, announced today that it intends to sell 2 million shares of its common stock in an underwritten public offering. The Company may issue an additional 300,000 shares to cover over-allotments.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Friedman, Billings, Ramsey & Co., Inc. has been named as the managing underwriter of the offering. At such time as the offering commences, a copy of a preliminary prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, Arlington, VA 22209.

     Founded in 1977, Kennedy-Wilson, Inc. provides real estate management, marketing and investment services through its offices in Beverly Hills, New York, Chicago, Minneapolis, Houston, Tokyo and Hong Kong. Kennedy-Wilson, Inc. can be visited via the internet at http://www.kennedywilson.com.

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